Exhibit 10.28

CHINA RECYCLING ENERGY CORPORATION

DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of _______ __, 20__, by and between China Recycling Energy Corporation, a Nevada corporation (the “Company”), and _______________, an individual (“Director”).

I.	SERVICES

1.1           Board of Directors.  Upon execution of this Agreement, the Corporation will appoint Director to the Company’s Board of Directors (the “Board”), effective immediately.  Director agrees to perform such tasks as may be necessary to fulfill Director’s obligations as a member of the Board and serve as a director so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Articles of Incorporation, Bylaws and any applicable stockholders’ agreement of the Company or any subsidiary of the Company and until such time as he resigns, fails to stand for election, fails to be elected by the stockholders of the Company or is removed from his position.  Director may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement with respect to the Director.

1.2           Director Services.  Director’s services to the Company hereunder shall include service on the Board to manage the business of the Company in accordance with applicable law and stock exchange rules as well as the Articles of Incorporation and Bylaws, serving on committees of the Board as appointed and such other services mutually agreed to by Director and the Company (the “Director Services”).

1.3           Member of Audit Committee/Compensation Committee/Corporate Governance and Nominating Committee.  The Company intends that Director will serve as a member of the Audit Committee/Compensation Committee/Corporate Governance and Nominating Committee of the Board.  The Company and the Director acknowledge that all official appointments to committees of the Board are made by the Board.

1.4           Term.  This Agreement shall terminate upon the “Expiration Date,” which shall be the earlier of the date on which Director ceases to be a member of the Board for any reason, including death, resignation, removal, or failure to be elected by the stockholders of the Company, or the date of termination of this Agreement in accordance with Section 5.2 hereof.

II.	COMPENSATION

2.1           Expense Reimbursement.  The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director.

2.2           Fees to Director.  The Company agrees to pay Director a fee of US$_______ per month for Director Services, service as a member of Audit Committee/Compensation Committee/Corporate Governance and Nominating Committee.

2.3           Stock Options. The Company agrees to grant Director an option to purchase _______ shares of the Company’s Common Stock, par value $0.001, at an exercise price equal to the closing price per share of the Company's Common Stock on the date of grant.  The options shall vest on the six month anniversary of the date of grant. Vested stock options shall expire on the fifth anniversary of the date of grant.

2.4           Director and Officer Liability Insurance.  The Company will purchase a customary director and officer liability insurance policy before Director joins the Board and such policy shall cover Director to the same extent as other directors and officers covered under the policy.

III.	CONFIDENTIALITY AND NONDISCLOSURE

3.1           Confidentiality.  During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.2           Nondisclosure and Nonuse Obligations.  Director will use the Confidential Information solely to perform his obligations for the benefit of the Company hereunder.  Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use his best efforts to protect the Confidential Information.  Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement.  Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information.  Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.3           Return of Company Property.  All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company.  Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request.  Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property.  Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

IV.	COVENANTS OF DIRECTOR

4.1           No Conflict of Interest.  During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any person, firm, partnership, corporation or unincorporated association or entity of any kind that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”).  This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations.  Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations.  A business shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in the business substantially similar to the Company’s recycling energy solution business.

4.2           Noninterference with Business.  During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner.  By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his, her or its employment, contractual or other relationship with the Company.

V.	TERM AND TERMINATION

5.1           Term.  This Agreement is effective as of the date first written above and will continue until the Expiration Date.

5.2           Termination.  Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3           Survival.  The rights and obligations contained in Articles III and IV will survive any termination or expiration of this Agreement.

VI.	MISCELLANEOUS

6.1           Assignment.  Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2           No Waiver.  The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.4           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Nevada.

6.5           Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6           Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.7           Amendments.  This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director.  The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	CHINA RECYCLING ENERGY CORPORATION
Address:
Suite 909, Tower B, Chang An International Building, No. 88 Nan Guan Zheng Jie,	By:
Xi An City, Shan Xi Province, China, 710068	Name: Guohua KU Title: Chief Executive Officer

Independent Director:
Address:

By:
[Independent Director]

EXHIBIT A

Director’s Current Affiliations

1